Exhibit 6.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of July 1st, 2018 by and between United Rail, Inc., a Nevada Corporation (the "Company") and Wanda Witoslawski (the "Executive").

WITNESSETH:

WHEREAS, the Company and the Executive desire to enter into this Agreement to assure the Company of the continuing service of the Executive and to set forth the terms and conditions of the Executive's employment with the Company.

WHEREAS, the Executive and the Company have agreed that to fill this critical executive position. The Company and Executive must agree upon the terms and conditions set forth herein. The Company's Board further believes that it must provide the Executive with certain enhanced severance benefits upon the Executive's termination of employment and to provide to the Executive, through enhanced financial security, incentive to continue providing services to the Company notwithstanding the possibility of a change of control.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

1.
Term: The Company agrees to employ the Executive and the Executive hereby accepts such employment, in accordance with the terms of this Agreement, commencing as July 1st, 2018 and ending on the second anniversary of the date hereof unless this Agreement is earlier terminated as provided herein. Notwithstanding any other provision of this Agreement, the Company shall have an obligation to make any payments to the Executive for Base Salary, as defined below and as required by this Agreement.

2.
Services: So long as this Agreement shall continue in effect, the Executive shall perform duties as assigned by the Board of Directors of the Company (the "Board"). The Executive shall use Executive's best efforts and abilities to promote the Company's interests and shall perform the services contemplated by this Agreement in accordance with policies established by and under the direction of the Board.   The Executive agrees to serve in such other executive capacities for one or more direct or indirect Affiliates of the Company as the Board may from time to time request, subject to appropriate authorization by the Affiliate or Affiliates involved and any limitations under applicable law. The Executive agrees to faithfully and diligently promote the business, affairs and interests of the Company and its Affiliates. Executive may engage in other outside interests or companies so long as the outside interests are not directly competitive with the Company.

3.
Duties and Responsibilities: In addition to his duties as an employee as discussed herein, the Executive shall serve as Chief Financial Officer of  the Company for the duration of this Agreement. Executive's duties as an Executive shall be overall responsibility and authority, subject to authorities and limitations as established by the Board, to implement and continue to develop the business strategies of the Company. In the performance of Executive's duties, the Executive shall report directly to the CEO.

The Executive agrees to observe and comply with the rules and regulations of the Company as adopted by the Board respecting the performance of the Executive's duties and agrees to carry out and perform orders, directions and policies of the Company and its Board as they may be, from time to time, stated either orally or in writing. The Company agrees that the duties which may be assigned to the Executive shall be usual and customary duties of the position(s) to which the Executive may from time to time be appointed or elected and shall not be inconsistent with the provisions of the charter documents of the Company or applicable law. The Executive shall have such corporate power and authority as shall reasonably be required to enable the Executive to perform the duties required in any office that may be held, subject to the limitations on such powers imposed by the Board

4. Compensation:

Base Compensation:

During the term of this Agreement, the Company agrees to pay the Executive a base salary at the rate of One Hundred and Twenty Thousand Dollars (120,000.00) per year payable in equal installments no less frequently than twice monthly from the date hereof to June 30, 2020 subject to increases at the discretion of the Board or the Compensation Committee of the Board, payable in accordance with the Company practices in effect from time to time.

Perquisites: The Executive shall not be entitled to paid vacation notwithstanding or in accordance with the plans, policies, programs and practices which are at least as favorable as those in effect with respect to other full time peer employees of the Company.

Auto Allowance: Executive shall not be entitled to an auto allowance.

5.        Termination:

This Agreement and all obligations hereunder (except the obligations contained in Section 4, 8, 9, 10 and 11, which shall survive any termination hereunder) shall terminate upon the earliest to occur of any of the following:

Expiration of Term: The expiration of the term provided for in Section 1 or the voluntary termination by Executive or retirement from the Company in accordance with the normal retirement policies of the Company.

Death or Disability of Executive: For the purposes of this Agreement, disability shall mean the absence of the Executive performing Executive's duties with the Company for a period of three (3) months period, as a result of incapacity due to mental or physical illness. If the Executive shall become disabled, the Executive's employment may be terminated by written notice from the Company to the Executive.
For Cause or Without Good Reason: The Company may terminate the Executive's employment and all of the Executive's rights to receive Base Salary hereunder for Cause or upon the resignation of Executive without Good Reason. Termination for "Cause" shall mean termination of the Executive by the Company for any of the following reasons: (a) the Executive's willful criminal misconduct or habitual neglect in the performance of his duties under this Agreement, (b) commission of any felony by the Executive, (c) the Executive's commission of any felony involving fraud, dishonesty or moral turpitude, (d) the Executive's material breach of any material provision of this Agreement that remains uncured ten (10) days following receipt by the Executive from Company of written notice thereof, unless such breach is of a kind not susceptible to cure within such ten (10) day period, (e) material violation of any Company policies by Executive, (f) the Executive's material dishonesty, moral, turpitude, fraud  or misrepresentation, if not disclosed, with respect to his material duties or the Executive's misrepresentation in inducement to enter into this Agreement, or (g) any willful or intentional action or inaction by the Executive resulting in any injury to the reputation of or the financial detriment of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been (i) delivered to him a notice of termination which shall include a statement to the effect that the Executive was guilty of conduct justifying termination for Cause, and (ii) an opportunity given to him on not less than seventy two (72) hours' notice to be heard before at least a majority of the Board of Directors. "Good Reason" shall be defined as (i) demotion of Executive from the position of Chief Financial Officer without the consent of the Executive; (ii) any attempt to decrease the Executive's Base Salary; (iii) any breach of this Agreement by the Company.

Without Cause or With Good Reason: Notwithstanding any other provision of this Section 5, the Board shall have the right to terminate the Executive's employment with the Company without Cause, and the Executive shall have the right to resign with good reason, at any time. If the Company terminates the Executive without Cause or the Executive terminates for good reason, then the Company shall, within two (2) weeks of such termination, make an immediate lump sum payment of any Base Salary due. The present value of the aggregate unpaid Base Salary shall be determined under the then applicable federal rates under the Internal Revenue Code.

6.
Business Expenses: During the term of this Agreement, the Company shall reimburse the Executive promptly for business expenditures made and substantiated in accordance with policies, practices and procedures established from time to time by the Company generally with respect to other employees and incurred in the pursuit and furtherance of the Company's business and good will.

7.
Confidential Information:  The Executive acknowledges that the nature of the Executive's engagement by the Company is such that the Executive shall have access to information of a confidential and/or trade secret nature which has great value to the Company and which constitutes a substantial basis and foundation upon which the business of the Company is based.   Such information includes financial, marketing data, techniques, processes, formulas, developmental or experimental work, work in process, methods, trade secrets (including, without limitation, customer lists and lists of customer sources), or any other secret or confidential information relating to the products, services, customers, sales or business affairs of the Company or its Affiliates (the "Confidential  Information"). The Executive shall keep all such Confidential Information in confidence during the term of this Agreement and at any time thereafter and shall not disclose any of such Confidential Information to any other person, except to the extend such disclosure is (i) required by applicable law, (ii) lawfully obtainable from other sources, or (iii) authorized in writing by the Company. Upon termination of the Executive's employment with the Company, the Executive shall deliver to the Company all documents, records, notebooks, work papers, and all similar material containing any of the foregoing information, whether prepared by the Executive, the Company or anyone else.

8.
Non-Competition: In order to protect the Confidential Information, the Executive agrees that during the term of the Executive's employment, and for a period of one years thereafter if the Executive employment is terminated by the Company with Cause or by the Executive without Good Reason, Executive shall not, directly or indirectly, whether as an owner, partner, shareholder, agent, employee, creditor or otherwise, promote, participate or engage in any activity or other business competitive with the Company's business or the business of any present Affiliate of the Company in the state of Nevada if such activity or other business involves any use by the Executive of any of the Confidential Information. The Company shall notify the Executive of any perceived violation of this Section 10, and the Executive shall have 30 days to cure such violation.

9.
Non-Solicitation of Customers: The Executive agrees that for a period of two (2) year after the termination of employment with the Company, the Executive will not, on behalf of himself or any other individual, association or entity, whether or not affiliated with the Executive call on any of the customers of the Company or any Affiliate of the Company for the purpose of soliciting or inducing any of such customers to acquire (or providing to any of such customers) any product or service provided by the Company or any Affiliate of the Company, nor will the Executive in any way, directly or indirectly, as agent or otherwise, in any other manner solicit, influence or encourage such customers to take away or to divert or direct their business to the Executive or any other person or entity by or with which the Executive is employed, associated, affiliated or otherwise related if such business is competitive with the Company.

10.
Noninterference with Executives:  In order to protect the Confidential Information, the Executive agrees that during the term hereof and for a period of two (2) years thereafter, the Executive will not, directly or indirectly, induce or entice any employee of the Company or  its  Affiliates to  leave such employment or cause  anyone  else to  leave  such employment.

11.
Indemnity: To the fullest extend permitted by applicable law and the bylaws of the Company, as from time to time in effect, the Company shall indemnify the Executive and hold the Executive harmless for any acts or decisions made in good faith while performing services for the Company, and the Company shall use commercially reasonable efforts to obtain coverage for the Executive (provided the same may be obtained at reasonable cost) under any liability insurance policy or policies now in force or hereafter obtained during the term of this Agreement that cover other officers of the Company having comparable or lesser status and responsibility.   The Company will pay and, subject to any legal limitations, advance all reasonable expenses, including reasonable attorneys' fees and costs of court approved settlements, actually and necessarily incurred by the Executive in connection with the defense of any action, suit or proceeding and in connection with any appeal thereon, which has been brought against the Executive by reason of the Executive's service as an officer, employee or agent of the Company, except if shown that the Executive has breached his duties and obligations to the Company.

12.
Severability: If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties to the extent possible.   In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

13.
Succession:   This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" and "assignee" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise.    The obligations and duties of the Executive hereunder are personal and otherwise not assignable. The Executive's obligations and representations under this Agreement will survive the termination of the Executive's employment, regardless of the manner of such termination.

14.	Notices: Any notice or other communication provided for in this Agreement shall be in writing and sent if to the Company to its office at:

United Rail Inc.
9480 South Eastern Ave, Suite # 205
Las Vegas, Nevada 89123

or at such other address as the Company may from time to time in writing designate, and if to the Executive at such address as Executive may from time to time in writing designate. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 16 and a verification of receipt is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

15.
Entire Agreement: This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes agreements, undertakings, commitments and practices relating to the Executive's employment by the Company.

16.	Amendments: No amendment or modification of the terms of this Agreement shall be valid unless made in writing and duly executed by both parties. All previous Agreement's shall be null and void.

17.
Waiver:  No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof or of any other right, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

18.
Governing Law:  This Agreement, and the legal relations between the parties, shall be governed by and construed in accordance with the laws of the State of Nevada without regard to conflicts of law doctrines, and any court action arising out of this Agreement shall be brought in any court of competent jurisdiction within the State of Nevada.

19.
Arbitration: The parties may, if they so desire and elect, submit any claim for payment under this Agreement or any dispute regarding the interpretation of this Agreement to arbitration upon such terms and provisions to which they agree.

20.
Withholding: All compensation payable hereunder, including salary and other benefits, and amounts payable under Section 4 above, shall be subject to applicable taxes, withholding and other required, normal or elected employee deductions.

21.
Counterparts:  This Agreement and any amendment hereto may be executed in one or more counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective when a copy signed by each party has been delivered to the other party.

22.	Headings: Section and other headings contained in this Agreement arc for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

23.
Representation by Counsel; Interpretation: The Company and the Executive each acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the matters contemplated by this Agreement. Accordingly, any rule of law, including but not limited to Section 1654 of the California civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provision of this Agreement shall be interpreted in a reasonable manner to affect the intent of the parties.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY

United Rail, Inc.

By: /s/ Michael Barron

Its: CEO

THE EXECUTIVE

/s/ Wanda Witoslawski
Wanda Witoslawski

CFO